Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
May 6, 2009	Brandon Pugh
(571) 434-5659
brandon.pugh@neustar.biz

Media Contact:
John Schneidawind
(571) 434-5596
john.schneidawind@neustar.biz
NeuStar Announces Results for First Quarter 2009
Reports Strong Profitability and Reaffirms
Guidance for Full Year 2009
STERLING, VA, May 6, 2009 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industry, today announced consolidated results for the quarter ended March 31, 2009, and affirmed its prior guidance for full year 2009 announced on January 28, 2009.
Summary of First Quarter Results
Revenue for the first quarter of 2009 totaled $113.2 million, a 4% decrease from $117.4 million in the first quarter of 2008. Net income for the quarter totaled $24.4 million, or $0.32 per diluted share, compared to a net loss of $4.5 million, or $0.06 per diluted share, in the first quarter of 2008. Net income for the first quarter of 2008 would have been $24.6 million, or $0.31 per diluted share, absent a goodwill impairment charge of $29.0 million.
EBITDA for the quarter totaled $48.0 million, or $0.64 per diluted share, compared to $21.1 million, or $0.27 per diluted share, in the corresponding quarter of 2008. EBITDA for the first quarter of 2008 would have been $50.2 million, or $0.63 per diluted share, absent a goodwill impairment charge of $29.0 million.
Discussion of First Quarter Results
NeuStar’s anticipated decline in year-over-year quarterly revenue was driven primarily by recent amendments to the pricing terms of its contracts to provide telephone number portability services in the United States. This decrease was partially offset by year-over-year increases in revenue from Ultra Services and Common Short Codes.

•	Addressing revenue increased 8% to $32.5 million, primarily due to the growth from Ultra Services and Common Short Codes, offset by a decrease in revenue under our contracts to provide telephone number portability services.

•	Interoperability revenue decreased 13% to $14.3 million, primarily due to a decrease in revenue from Order Management Services and due to a decrease in revenue under our contracts to provide telephone number portability services.

•	Infrastructure and other revenue decreased 6% to $66.4 million, primarily due to a decrease in revenue under our contracts to provide telephone number portability services.
Total operating expenses for the first quarter decreased 30% to $74.4 million from $106.4 million for the first quarter of 2008. Total operating expenses would have decreased 4% from $77.4 million absent a goodwill impairment charge of $29.0 million recorded in the first quarter of 2008.
As of March 31, 2009, cash, cash equivalents and short-term investments totaled $205.1 million, an increase of $43.4 million from December 31, 2008.
Management Commentary
Jeff Ganek, NeuStar’s chairman and chief executive officer, said, “Despite the tremendous headwinds facing our economy, NeuStar generated solid revenues, with strong profits and cash flows. Working with our customers, we expect to continue to grow our industry leadership position through innovation and new services. Given our position in many large, growing markets, we remain confident that we will emerge from these recessionary conditions stronger than before, poised for the growth ahead.”
Paul Lalljie, NeuStar’s interim chief financial officer, added, “Our first quarter results reflect our strategic emphasis on cash generation and profitability, while we position the business for future growth. Based on our first quarter performance, our enhanced revenue predictability, and our continuing focus on cost-containment, we are reaffirming our full year 2009 guidance despite the uncertain market environment.”

Reconciliation of Non-GAAP Financial Measures
In this press release, NeuStar presents certain non-GAAP financial data. To place this data in an appropriate context, the following is a reconciliation of net income to EBITDA for the three months ended March 31, 2008 and 2009:

	Three Months Ended
	March 31,
	2008	2009
	(in thousands, except per share data)
	(unaudited)
Net (loss) income	$(4,460)	$24,353
Add: Depreciation and amortization	10,120	9,245
Less: Other expense (income)	(1,150)	(1,235)
Add: Provision for income taxes	16,639	15,661

EBITDA	$21,149	$48,024

EBITDA per diluted share	$0.27	$0.64

Weighted average diluted common shares outstanding	79,095	75,085

EBITDA and EBITDA per diluted share are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that both measures enhance our investors’ understanding of our financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides the foregoing historical reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.
In this press release and from time to time, NeuStar describes what its net income, EBITDA and other financial measures would have been in the absence of the $29.0 million goodwill impairment charge recorded in the first quarter of 2008 related to the company’s NGM business segment, as well as the resulting net income and EBITDA per diluted share amounts associated with those measures. NeuStar has provided this information because the company believes that it gives investors a better understanding of the impact the goodwill impairment charge had on the company’s results for the quarter, and serves as useful data by which to compare the company’s operational performance to the prior period in 2008 and future periods. Further, to understand the comparison of the net loss of $0.06 per diluted share for the first quarter of 2008 against the net income of $0.31 per diluted share that the company would have recorded in the absence of the goodwill impairment charge, it is important to note that the weighted average diluted common shares outstanding used to calculate the net loss per diluted share for the quarter was 76.2 million, as compared to the weighted average diluted common shares outstanding used to calculate the net income per diluted share that would have existed if the company had recorded net income for the quarter, which is 79.1 million. This difference in weighted average diluted common shares outstanding results from the exclusion of the dilutive impact of such equity awards in the diluted share calculation when a company records a net loss for the applicable period as opposed to inclusion of equity awards in this calculation when a company records net income. Likewise, EBITDA per diluted share for the first quarter of 2008 is calculated using 79.1 million weighted average diluted common shares outstanding.
Conference Call
As announced on April 20, 2009, NeuStar will conduct an investor conference call to discuss the company’s results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing (888) 218-8142 (international callers dial (913) 312-1418). For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern Time) Wednesday, May 13, 2009 by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 8694852, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release and the financial tables, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully integrate and support the operations of businesses we acquire, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent periodic and current reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2009
	(unaudited)
Revenue:
Addressing	$30,161	$32,491
Interoperability	16,440	14,307
Infrastructure and other	70,812	66,390

Total revenue	117,413	113,188

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	24,489	27,843
Sales and marketing	18,724	19,507
Research and development	7,548	4,313
General and administrative	16,482	13,501
Depreciation and amortization	10,120	9,245
Impairment of goodwill	29,021	—

	106,384	74,409

Income from operations	11,029	38,779
Other (expense) income:
Interest and other expense	(458)	(1,224)
Interest and other income	1,608	2,459

Income before income taxes	12,179	40,014
Provision for income taxes	16,639	15,661

Net (loss) income	$(4,460)	$24,353

Net (loss) income per common share:
Basic	$(0.06)	$0.33

Diluted	$(0.06)	$0.32

Weighted average common shares outstanding:
Basic	76,247	73,862

Diluted	76,247	75,085

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	March 31,
	2008	2009
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$161,653	$205,090
Restricted cash	496	445
Accounts and unbilled receivables, net	72,635	64,908
Prepaid expenses and other current assets	18,205	18,620
Income tax receivable	4,621	—
Deferred tax asset	11,079	10,696

Total current assets	268,689	299,759

Property and equipment, net	64,160	63,239
Goodwill and intangible assets, net	134,661	132,397
Other non-current assets	47,412	47,934
Deferred tax asset, long-term	4,244	3,806

Total assets	$519,166	$547,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$59,103	$48,338
Income tax payable	—	8,560
Deferred revenue	32,530	34,861
Notes payable and capital lease obligations	10,123	12,379
Accrued restructuring reserve	1,867	626
Other liabilities	430	110

Total current liabilities	104,053	104,874

Deferred revenue, long-term	11,657	10,304
Notes payable and capital lease obligations, long-term	11,933	11,213
Accrued restructuring reserve, long-term	1,589	1,428
Other liabilities, long-term	3,281	3,493

Total liabilities	132,513	131,312

Total stockholders’ equity	386,653	415,823

Total liabilities and stockholders’ equity	$519,166	$547,135